Annual Meeting Results
An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected the following eight directors:


			     Shares   Share Witholding
		          Voted For Authority to Vote
Benjamin R. Field III...  8,391,954 	1,791,190
Roger A. Gibson ........  8,392,405	 1,790,739
Victoria J. Herget .....  8,394,103 	1,789,041
Leonard W. Kedrowski....  8,394,305 	1,788,839
Richard K. Riederer.....  8,391,832 	1,791,312
Joseph D. Strauss.......  8,394,769 	1,788,375
Virginia L. Stringer ...  8,394,103 	1,789,041
James M. Wade ..........  8,394,103 	1,789,041

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

Shares Shares Broker

Voted For   Voted Against   Abstentions   Non-Votes
8,255,429     127,795        1,799,920        -